Exhibit 10.11

EXECUTION VERSION

Employment Agreement

This Employment Agreement (this “Agreement”) is dated as of June 22, 2020 (the “Commencement Date”), and is made by and between Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), and Joseph Mastrangelo (“Executive”).

W i t n e s s e t h:

WHEREAS, the Company and Executive are currently parties to that certain letter agreement, dated July 6, 2018 (the “Original Offer Letter”), under which Executive provides services to the Company as a Board Advisor;

WHEREAS, the Company and Executive desire to terminate the Original Offer Letter and enter into this Agreement in lieu thereof; and

WHEREAS, the Company desires to employ Executive to serve as the Chief Executive Officer of the Company, and Executive desires to be so employed, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment by the Company. Executive represents and warrants that (a) Executive is entering into this Agreement voluntarily, and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound; (b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-competition, non-solicitation or other similar covenant or agreement by which Executive is or may be bound; and () in connection with Executive’s employment by the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s services to any prior employer.

2. Term; Position and Responsibilities

(a) Term. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive for a term commencing on the Commencement Date and ending on the third anniversary thereof (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), unless Executive’s employment shall sooner terminate pursuant to Section 7, Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 60 days prior to the expiration of the Initial Term or such Additional Term, as the case may be, either party hereto shall have notified the other party thereto in writing that such extension shall not take effect. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

(b) Position and Responsibilities. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive’s position as the Board specifies from time to time. Executive shall devote all of Executive’s skill, knowledge and business time to the conscientious performance of such duties and responsibilities, except for vacation time (as set forth in Section 6(b)), absence for sickness or similar disability, and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder.

(c) Board Member. The Company shall use its best efforts to cause Executive to be elected to serve as a member of the Board effective as soon as practicable after the Commencement Date, with such authority, duties and responsibilities associated with a member of the Board under the applicable terms of the Operating Agreement (as defined below), and to serve until Executive’s successor has been duly elected and qualified, or until Executive’s earlier death, resignation, or removal, in each case, in accordance with the applicable terms of the Operating Agreement.

3. Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive an initial base salary at an annualized rate of $400,000, payable in accordance with the Company’s standard payroll practices. The amount of the Base Salary will be reviewed by the Board annually during the Employment Period, which may increase (but not decrease) Executive’s Base Salary in its sole discretion at that time. The annual base salary payable to Executive under this Section 3 shall hereinafter be referred to as the “Base Salary”.

4. Incentive Compensation

(a) Annual Cash Bonus. Beginning in calendar year 2020, for each full calendar year of the Company that ends during the Employment Period (prorated for calendar year 2020), Executive shall have an annual cash bonus opportunity ranging from 50% to 100% of Base Salary (the “Annual Bonus”), which shall be payable if 100% of the Performance Targets (as defined below) are achieved; provided, that if actual performance for such period exceeds or is less than 100% of the Performance Targets, the amount of the Annual Bonus shall be adjusted positively or negatively, respectively, as determined by the Board by mathematical interpolation, subject to a maximum Annual Bonus and a minimum percentage of the Performance Targets required to be achieved prior to payment of any Bonus, in each case, as determined by the Board in its sole discretion. For purposes of this Agreement, “Performance Targets” means the Company and individual performance objectives established by the Board for the applicable calendar year, as set forth on Exhibit A attached hereto. Any Annual Bonus that becomes payable pursuant to this Section 4(a) shall be paid to Executive within the calendar year following the year to which such Annual Bonus relates and within 30 days of the Board’s approval of audited financial statements of the Company for the calendar year to which such Annual Bonus relates; provided, that Executive is employed by the Company on the date such Annual Bonus is to be paid. Additionally, during the Employment Period, the Board may determine to grant Executive additional bonus opportunities in such amounts and subject to such terms as the Board shall determine in its sole discretion from time to time.

(b) Equity Compensation.

(i) Initial Options. Within 30 days after the Commencement Date, the Company will grant to Executive an option to purchase 12,000,000 of the Common Units (as defined in the Operating Agreement (as defined below)) of the Company. Such option shall be issued in accordance with the Company’s 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Company’s Sixth Amended and Restated Limited Liability Company Agreement, dated as of April 20, 2018, as amended from time to time (the “Operating Agreement”), and will be evidenced by, and subject to, an option agreement entered into by Executive and the Company. Such option shall have an exercise price equal to $0.50 per Common Unit, will vest annually over three years beginning on the first anniversary of the Commencement Date, and will fully vest in the event of the consummation of a Change in Control (as defined in the Plan) in which the Preferred Members (as defined in the Operating Agreement) as of the date hereof transfer 100.0% of their ownership interest (as defined in the Operating Agreement) to a bona fide third-party and the Preferred Members receive a positive return on their Preferred Units in such transfer (a “Preferred Member Change in Control”).

(ii) Performance Options.

(A) Within 30 days after the Commencement Date, the Company will grant to Executive an additional one-time option to purchase 6,000,000 Common Units of the Company. Such option shall be issued in accordance with the Plan and the Operating Agreement, and will be evidenced by, and subject to, an option agreement entered into by Executive and the Company. Such option shall have an exercise price equal to $0.50 per Common Unit, and will fully vest on the day the Board determines in its sole discretion that the Company has [THE COMPANY SUCCESFULY CLOSES A SERIES E TRANSACTION], subject to Executive’s continuous employment with the Company through the determination date (and, if such determination is not made, such option will not vest, and will be forfeited automatically as of the last day of the Initial Term without any consideration being paid therefor).

(iii) Additional Discretionary Options. During the Employment Period, the Board may determine, in its sole discretion, to grant Executive additional options to purchase Common Units of the Company in such number and subject to such terms as the Board shall determine in its sole discretion from time to time. Any such grant of additional options shall be issued in accordance with the Plan and the Operating Agreement, and will be evidenced by an option agreement entered into by Executive and the Company. Such option shall have an exercise price equal to no less than the then-current fair market value of one common unit of the Company as of the grant date and will be subject to vesting as determined by the Board in its sole discretion.

(iv) Tag-Along Right.

(A) Without limiting the generality of the applicable provisions of the Operating Agreement, in the event of a proposed Preferred Member Change in Control occurring during the Employment Period (a “Tag Along Transfer”), the Company (on behalf of the Preferred Members) shall deliver prompt written notice to Executive of any such Tag-Along Transfer (the “Tag Along Notice”), specifying in reasonable detail the identity of the prospective transferee(s), the proposed amount and form of consideration for the Units (as defined in the Operating Agreement) being transferred, and any other material terms and conditions of such Tag-Along Transfer. Executive shall be entitled to sell in the Tag-Along Transfer, at the same price and on the same terms under which the Units are proposed to be sold, all of the Common Units then held by Executive immediately prior to such Tag-Along Transfer (the “Tag Along Right”). Executive may exercise the Tag-Along Right by delivering to the Company (on behalf of the Preferred Members) notice of such election during the ten (10) business day period immediately following the delivery of the Tag-Along Notice.

(B) The Company (on behalf of the Preferred Members) shall use reasonable commercial efforts to obtain the agreement of the prospective transferee(s) to the participation of the Executive in any such Tag-Along Transfer. If the Company (on behalf of the Preferred Members) is unable to cause the prospective transferee(s) to purchase all of the shares proposed to be transferred by the Preferred Members and Executive, then the number of shares that the Preferred Members and Executive shall be permitted to sell in such Tag-Along Transfer shall be scaled back pro rata based on the number of shares held individually by the Preferred Members and Executive relative to the aggregate number of shares held by both the Preferred Members and Executive in total.

(C) In the event Executive elects to exercise the Tag-Along Right, such transfer shall be governed by the terms and provisions of the contract of sale or the terms of sale between the Preferred Members and the prospective transferee(s). In the event Executive fails to timely exercise the Tag-Along Right, or fails to timely close with respect to such right, then the Preferred Members will have the right, in the sole discretion, to sell the Units to be sold to such prospective transferee(s), on substantially the same terms as set forth in the contract of sale or the terms of sale with respect to such Tag-Along Transfer, free and clear of all of Executive’s rights to participate in such Tag-Along Transfer.

5. Employee Benefits

During the Employment Period, Executive (and, to the extent eligible, Executive’s dependents and beneficiaries) shall be entitled to participate in any defined contribution plan, any insurance program and any medical and other health benefit plan, in each case, sponsored by the Company for its employees on terms and conditions set forth in such programs and plans (as amended from time to time). Without limiting the generality of the foregoing, if Executive elects to not participate in the Company’s medical and other health benefit plans (the “Company Health Plans”), as determined by Executive in Executive’s sole discretion, the Company shall pay for Executive’s and Executive’s family’s current medical and other health benefit plans in Italy in lieu of participating in any of the Company Health Plans, in an amount not to exceed a cumulative maximum of $17,000 per calendar year, which amount shall be taxable as wages to Executive and subject to applicable withholding under applicable law and regulation.

6. Expenses; Vacation; Relocation; Housing

(a) Business Travel, Lodging, etc. The Company shall reimburse Executive for reasonable business, travel (business class airfare shall be considered reasonable for any flight (inclusive of connecting flights) with a flight time longer than five hours), lodging, meal and other reasonable expenses incurred by Executive in connection with Executive’s performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense, and otherwise in accordance with the Company’s expense policy applicable to its employees as in effect from time to time.

(b) Vacation. During the Employment Period, Executive shall be entitled to four weeks of paid personal time off per calendar year (prorated for calendar year 2019), which shall accrue at the rate of one work week for each three complete months worked, in accordance with the Company’s paid personal time off policy applicable to its employees as in effect from time to time

7. Termination of Employment

(a) Termination Due to Death or Disability. During the Employment Period, Executive’s employment shall automatically terminate in the event of Executive’s death, and may be terminated by the Company due to Executive’s Disability (as defined below). For the purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents, regardless of any reasonable accommodation, the performance by Executive of Executive’s duties under this Agreement for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period.

(b) Termination by the Company. During the Employment Period, the Company may terminate Executive’s employment with the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean (a) any failure by Executive to perform Executive’s material duties hereunder (other than any such breach or failure due to Executive’s physical or mental illness) and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company specifying such failure; (b) any failure by Executive to cooperate, if reasonably requested by the Company, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; (c) Executive engaging in fraud, willful misconduct, gross negligence or dishonesty that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (d) any breach by Executive of any fiduciary duty owed to the Company or any of its affiliates or members; (e) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (f) any material breach by Executive of any of Executive’s obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates, which, if curable, continues for more than 30 consecutive days after the Company notifies Executive in writing of such breach. A termination for Cause shall include a reasonable determination by the Company following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination by the Company for Cause.

(c) Termination by Executive. During the Employment Period, Executive may terminate Executive’s employment with the Company with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive of Executive’s employment hereunder if (i) any of the following events occur without Executive’s consent, (ii) within 30 days after Executive learns of the occurrence of such event, Executive notifies the Company in writing that such event has occurred describing such event in reasonable detail and demanding cure, and (iii) such event is not cured within 30 days after Executive so notifies the Company: (a) a material diminution in Executive’s authority, duties or responsibilities that Executive has on the date hereof, (b) a reduction in the rate of Base Salary, other than in connection with an across the board reduction of the base salaries of senior executives of the Company generally, or (c) any material breach by the Company of any of its material obligations hereunder.

(d) Notice of Termination. Any termination of Executive’s employment by the Company pursuant to Section 7(a) (other than in the event of Executive’s death) or Section 7(b) or by Executive pursuant to Section 7(c) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated.

(e) Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by the Company pursuant to Section 7(a) due to Executive’s Disability, 30 days after the date on which the Notice of Termination is given; provided, that, if Executive shall have returned to the performance of Executive’s duties on a full-time basis during such 30-day period, such Notice of Termination shall be of no force or effect; (iii) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date any applicable cure period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination); provided, that if a party is entitled to cure the nature of such termination and so cures prior to the expiration of the applicable cure period, the Notice of Termination provided to such curing party shall be of no force or effect; and (iv) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be 60 days after the date of such notice) and, if no such notice is given, 60 days after the date of termination of employment.

(f) Payments Upon Certain Terminations.

(i) Termination Without Cause or for Good Reason. If (A) the Company shall terminate Executive’s employment without Cause or (B) Executive shall terminate Executive’s employment for Good Reason, in each case, during the Employment Period, the Company shall pay to Executive:

(A) any accrued and unpaid Base Salary and vacation earned through the Date of Termination, which shall be paid on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day); plus

(B) as liquidated damages in respect of claims based on provisions of this Agreement and provided that Executive executes and delivers (and does not revoke) a general release of all claims in form and substance reasonably satisfactory to the Company within 60 days following the Date of Termination twelve months’ Base Salary which shall be paid in periodic installments on the Company’s regular payroll dates, beginning with the next payroll date immediately following the expiration of the 60th day following the Date of Termination.

(ii) Termination for Any Other Reason. If Executive’s employment is terminated for any reason other than those specified in Section 7(f)(i) during the Employment Period, the Company shall pay Executive on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day), any accrued and unpaid Base Salary and vacation earned through the Date of Termination.

(iii) Effect of Termination on Other Plans and Programs. In the event that Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant immediately prior to the Date of Termination in accordance with the terms thereof; provided, that, if Executive’s employment is terminated without Cause or for Good Reason, Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance or incentive compensation and the provisions of this Section 7 shall supersede the provisions of any such plan, policy, program or practice.

(g) Resignation Upon Termination. Effective as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all positions then held by Executive with the Company and its affiliates unless otherwise requested by the Company and agreed to by Executive.

(h) Cessation of Professional Activity. Upon delivery of a Notice of Termination by any party or a notice pursuant to Section 2(a), the Company may relieve Executive of Executive’s responsibilities described in Section 2(b) and require Executive to immediately cease all professional activity on behalf of the Company, in any such case, without such suspension or cessation constituting a termination by the Company without Cause or providing Executive with grounds to terminate Executive’s employment for Good Reason.

8. Restrictive Covenants

(a) Unauthorized Disclosure. During the Employment Period and following any termination thereof, without the prior written consent of a duly authorized representative of the Company except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use Executive’s best efforts to consult with the Company prior to responding to any such order or subpoena, and except as authorized in performance of Executive’s duties hereunder, Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to the Company or any affiliate thereof (the “Company Group”), or to the members of the boards of directors of the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to the Company Group or (Li) that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, “Confidential Information”) to any third Person (defined below) unless such Confidential Information has been previously disclosed to the public generally or is in the public domain (in each case, other than by reason of Executive’s breach of this Section 8(a)).

(b) Non-Competition. During the period beginning on the date hereof and ending twelve months after the termination of Executive’s employment with the Company (for the avoidance of doubt, provided the Company satisfies its obligations to Executive under Section 7(f)) (the “Restriction Period”), Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the Business (as defined below) of the Company Group in any jurisdiction in which the Company Group is engaged at the time of Executive’s termination of employment. For purposes of this Agreement, “Business” means the development and manufacture of energy storage products and solutions, including, without limitation, grid-scale energy storage, DC battery systems, electric utilities, applications in commercial and industrial, micro grid, telecom, military, renewables, and residential markets, and the provision of services related thereto.

(c) Non-Solicitation of Employees. During the Restriction Period (for the avoidance of doubt, provided the Company satisfies its obligations to Executive under Section 7(f)), Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”) in any jurisdiction in which the Company Group has commenced or has documented plans, as of the termination of Executive’s employment with the Company, to commence operations during the Employment Period, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company Group with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company Group at any time (a) during the Employment Period, in the case of such prohibited activity occurring during such time, or (b) during the twelve month period preceding such prohibited activity, in the case of such prohibited activity occurring during the Restriction Period but after the date of Executive’s termination of employment with the Company, in each case, other than any such solicitation or employment on behalf of or at the request of the Company Group during the Employment Period; or (ii) induce any employee of the Company Group to engage in any activity which Executive is prohibited from engaging in under any of this Section 8 or to terminate such employee’s employment with the Company.

(d) Non-Solicitation of Business Relationships. During the Restriction Period (for the avoidance of doubt, provided the Company satisfies its obligations to Executive under Section 7(f)), Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced or has made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the Business or relationship of the Company Group with any Person throughout the world which is or was a customer, client, distributor, supplier or vendor of the Business of the Company Group (x) at any time during the Employment Period (in the case of such prohibited activity occurring during such time) or (y) during the twelve month period preceding such prohibited activity (in the case of such prohibited activity occurring during the Restriction Period but after the date of Executive’s termination of employment with the Company), other than any such activity on behalf of or at the request of the Company Group during the Employment Period.

(e) Works for Hire.

(i) Generally. Executive agrees that the Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the Employment Period (collectively “Developments”); provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive’s time, and (A) which do not relate (I) to the business of the Company Group or (II) to the actual or demonstrably anticipated research or development of the Company Group, and (B) which do not result from any work performed by Executive for the Company.

(ii) Disclosure; Assignment. Subject to Section 8(e)(i), Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive.

(iii) Copyright Act; Moral Rights. In addition, and not in contravention of Section 8(e)(i) or Section 8(e)(ii), Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC §101). To the extent allowed by law, this Section 8(e) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.

(iv) Authorized Disclosure. Section 1833(b) of Title 18 of the United States Code states “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purposes of reporting or investigating a suspended violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Company and Executive have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Company and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with Section 1833(b) of Title 18 of the United States Code or create liability for disclosures of trade secrets that are expressly allowed by Section 1833(b) of Title 18 of the United States Code.

(f) Mutual Nondisparagement. Executive agrees that Executive shall neither, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way the Company Group, or any of their personnel, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company Group, the reputation of the Company Group, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement. The Company agrees that it shall not, and the Company agrees that is shall instruct its senior executives and officers to not, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way Executive, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of Executive, the reputation of Executive, in each case, (i) except to the extent required by law, and then only after consultation with Executive to the extent possible, (ii) to enforce the terms of this Agreement, or (iii) from discussing Executive in connection with normal performance evaluations.

(g) Return of Documents. In the event of the termination of Executive’s employment, Executive shall promptly deliver to the Company (i) all property of the Company Group then in Executive’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company Group, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(h) Confidentiality of Agreement; Governmental Agency Exception. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that this Section 8(h) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company or its affiliates. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

9. Certain Acknowledgments

Executive acknowledges and agrees that Executive will have a prominent role in the development of the goodwill of the Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company Group and that (i) in the course of Executive’s employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Company Group; (ii) the covenants and restrictions contained in Section 8 arc intended to protect the legitimate interests of the Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

10. Entire Agreement

This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Executive with respect thereto, including, without limitation, the Original Offer Letter. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms and the Original Offer Letter) and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged herein and superseded hereby.

11. General Provisions

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 11(a). The Company may affect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Governing Law; Waiver of Jury Trial.

(i) Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New Jersey, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New Jersey and the federal courts of the United States of America located in the District of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(f) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (B) each such party understands and has considered the implications of this waiver; and (C) each such party makes this waiver voluntarily.

(c) Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign laws and regulations.

(d) Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Legal Advice; Severability; Blue Pencil. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Executive and the Company agree that the covenants contained in Section 8 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (A) in writing; (B) delivered personally, by facsimile, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (C) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (D) if so mailed or delivered by courier service, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(I) If to the Company:

Eos Energy Solutions LLC

3920 Park Avenue

Edison, NJ 08820

Attn: Russell Stidolph, Chairman

Email: rstidolph@altenergyllc.com

With a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attn: David P. LaGalia, Esq.

Anthony Saur, Esq.

Fax: (212) 735-8708

(II) If to Executive, at Executive’s residential address as currently on file with the Company.

(g) Survival. The Company and Executive hereby agree that certain provisions of this Agreement, including, but not limited to, Sections 8, 9, 10 and 11, shall survive the expiration of the Employment Period in accordance with their terms.

(h) Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably requests from time to time, to effectuate the provisions and purpose of this Agreement.

(i) Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (a) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (b) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (c) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.

(k) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(l) Condition Precedent. The effectiveness of this Agreement is contingent on (i) the Company’s successful completion of a satisfactory background investigation and reference check, as determined by the Company in its sole discretion and in accordance with the Company’s applicable policy and applicable law, and (ii) Executive’s compliance with applicable Federal law and the Immigration Reform and Control Act of 1986, and as a condition of employment, Executive must complete an Employment Verification Form 1-9 and present proof of identity and employment eligibility to work in the United States to the Company within three days following the Commencement Date.

-- Signature page follows --

IN WITNESS WHEREOF, the Company has duly executed this Agreement by their authorized representatives, and Executive has hereunto set Executive’s hand, in each case effective as of the Commencement Date.

EOS ENERGY SOLUTIONS LLC

By:	/s/ Russell Stidolph
Name:	Russell Stidolph
Title:	Chairman

EXECUTIVE

/s Joseph Mastrangelo
Joseph Mastrangelo

[Signature Page to Mastrangelo Employment Agreement]

Exhibit A

Annual Bonus Performance Targets

2020: Revenue of $7.0mm

2021: Revenue of $65.0mm